Exhibit 10.4.1

ACCESS AGREEMENT

This Access Agreement (the “Agreement”) is effective as of July 9, 2015 (the “Effective Date”) among and between Meritor Heavy Vehicle Systems, LLC (“Customer”), Gill Family Capital Management, Inc. ( “Gill”) and Sypris Technologies Kenton, Inc. (“Sypris Technologies Kenton”), Sypris Technologies, Inc. (“Sypris Technologies”) and Sypris Solutions, Inc. (“Sypris Solutions”) (Sypris Technologies Kenton, Sypris Technologies and Sypris Solutions being hereinafter collectively referred to as “Supplier”).

RECITALS

A.     Pursuant to all of the various contractual obligations mutually agreed by the parties and their affiliates for the purchase and sale of Component Parts, as defined herein, (collectively, the “Supply Agreements” or individually, a “Supply Agreement”), Supplier is obligated to manufacture Customer’s and its affiliates’ and Sisamex’s respective requirements of certain component parts or assembled goods (collectively, the “Component Parts” or individually, a “Component Part”). For certainty, Component Parts include service parts to the extent that Supplier has any obligation to supply such parts pursuant to any Supply Agreement.

B.     Supplier and PNC Bank, National Association (“PNC” or “Lender”), are parties to a Revolving Credit and Security Agreement (as amended, the “Revolving Agreement”), whereby Lender has agreed to lend to Supplier monies in the amounts, and subject to the limitations, set forth in the Revolving Agreement.

C.     Supplier owns the Facilities (as defined below) identified on Schedule A.

D.     Supplier has requested that Customer provide certain financial and other accommodations to Supplier in accordance with the Accommodation Agreement among the Parties dated of even date hereof (the “Accommodation Agreement”). It is a condition of the Accommodation Agreement that Supplier grants Customer and any of its affiliates an access right to Supplier’s Facilities.

E.     Supplier is entering into this Agreement to afford Customer and any affected affiliates the right to use some or all of Supplier’s assets located at the Facilities, as provided below if an Event of Default (as defined below) occurs.

BASED ON THE FOREGOING RECITALS and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Customer and Supplier agree that:

TERMS AND CONDITIONS

1.     Defined Terms. In addition to those terms defined elsewhere in this Agreement, the following terms have the indicated meanings, unless the context otherwise requires:

“Accounts” means any “account” or “chattel paper,” as defined in Sections 9-102(a)(2) and 9-102(a)(11), respectively, of the “Code” (defined below), owned now or hereafter by Supplier, and shall also mean and include: (i) all accounts receivable, contract rights, book debts, notes, drafts, instruments, documents, acceptances, payments under leases and other forms of obligations, now owned or hereafter received or acquired by or belonging or owing to Supplier (including under any trade name, styles, or division thereof) whether arising out of goods sold or leased or services rendered by Supplier or from any other transaction, whether or not the same involves the sale of goods or services by Supplier (including, without limitation, any such payment obligation or right to payment which might be characterized as an account, contract right, general intangible, or chattel paper under the Uniform Commercial Code in effect in any jurisdiction); (ii) all monies due to or to become due to Supplier under all contracts for the sale or lease of goods or the performance of services by Supplier (whether or not yet earned by performance on the part of Supplier) now in existence or hereafter arising; and (iii) deposit accounts, insurance refunds, tax refunds, tax refund claims and related cash and cash equivalents, now owned or hereafter received or acquired by or belonging or owing to Supplier.

“Chattel Paper” means all “chattel paper” as defined in Section 9-102(a)(11) of the Code.

“Code” means the Uniform Commercial Code as in effect in the State of Michigan as of the date of this Agreement.

“Contract Rights” means all rights of Supplier (including to payment) under each “Contract” (defined below).

“Contracts” or individually, “Contract”, means any licensing agreements and any and all other contracts, supply agreements, or other agreements used in the manufacture, production or assembly of Component Parts, and in or under which Supplier may now or hereafter have any right, title, or interest and which pertain to the lease, sale, or other disposition by Supplier of “Equipment” (defined below), “Inventory” (defined below), fixtures, real property, or the right to use or acquire personal property, as any of the same may from time to time be amended, supplemented, or otherwise modified, but excluding the Loan Documents.

“Designee(s)” means one or more third-party entities and/or persons engaged by Customer to assist Customer in the exercise of its access rights hereunder; provided, however, that Customer will not engage any such entity who: (i) at the time that Customer exercises its access rights under the Access Agreement or at any time during the prior two year period, is or has been a direct competitor of Supplier; or (ii) whose interests are aligned with those of a direct competitor of Supplier.

“Event of Default” The occurrence of any one or more of the following will be an “Event of Default” under this Agreement, unless a waiver or deferral thereof is agreed to in writing, in each instance, by Customer.

(a)

An authorized officer of Supplier repudiates or Supplier breaches its obligations under this Agreement or the Supply Agreements, the consequence of which is that such default is reasonably likely to result in a material interruption in the supply of Component Parts to Customer, or any of its affiliates, or Sisamex and such material interruption remains uncured for four (4) calendar days (the “Cure Period”), following notice by Customer, its affiliates, or Sisamex to Supplier and Lender; provided, however, that if any officer or plant manager of Supplier willfully causes a material interruption of supply, then no cure period shall apply;

(b)	Supplier breaches the terms of Paragraphs 4.5, 4.6, or 4.11 of the Accommodation Agreement, which breach remains uncured for two (2) calendar days following notice to Supplier and Lender;

(c)

Lender commences any affirmative enforcement action under the Revolving Agreement, as amended, if the action is reasonably likely to materially impact Supplier’s operations or ability to perform under this Agreement;

(d)

Lender repudiates or materially breaches the Revolving Agreement, as amended, and such repudiation or material breach is reasonably likely to materially disrupt the supply of Component Parts by Supplier;

(e)	Lender ceases funding under the Revolving Agreement, as amended, for any reason and such cessation is reasonably likely to materially disrupt the supply of Component Parts by Supplier; or

(f)

A Chapter 11 petition is filed under the United States Bankruptcy Code by or against Supplier and is subsequently converted to Chapter 7 or a Chapter 7 petition is filed by or against Supplier and an Order for relief is entered in the Chapter 7 case without the case being converted to a Chapter 11 within fourteen (14) days of such filing.

“Documents” means all “documents” as defined in Section 9-102(a)(30) of the Code.

“Equipment” means any “equipment,” as that term is defined in Section 9-102(a)(33) of the Code, now or hereafter owned by Supplier, which is used in the manufacture, production or assembly of the Component Parts, and shall also mean and include all machinery, equipment, vehicles, furnishings, and fixtures (as such terms are defined in Section 9-102 of the Code) now owned or hereafter acquired by Supplier, including, without limitation, all items of machinery and equipment of any kind, nature and description, whether affixed to real property or not, as well as all additions to, substitutions for, replacements of or accessions to any of the foregoing items and all attachments, components, parts (including spare parts), and accessories whether installed thereon or affixed thereto in each case to the extent used in the manufacture or production of Customer’s Component Parts.

“Facilities” or “Real Estate” means the real property and related manufacturing facilities identified in Exhibit A. “Facility” means any one of them individually.

“General Intangibles” means all “general intangibles,” as such term is defined in Section 9-102(a)(42) of the Code, now or hereafter owned by Supplier, which are used in the manufacture, production or assembly of Customer’s Component Parts, including, without limitation, customer lists, rights in intellectual property, goodwill, trade names, service marks, trade secrets, patents, trademarks, copyrights, applications therefor, permits, licenses, now owned or hereafter acquired by Supplier, but excluding items described in the definition of Accounts.

“Instruments” means all “instruments” as defined in Section 9-102(a)(47) of the Code.

“Intellectual Property” means all now existing or hereafter acquired patents, trademarks, copyrights, inventions, licenses, discoveries, processes, know-how, techniques, trade secrets, designs, specifications and the like (regardless of whether such items are now patented or registered, or registerable, or patentable in the future), and all technical, engineering, or other information and knowledge, production data and drawings, which are used in the manufacture, production or assembly of Component Parts, including without limitation, all items, rights and property defined as “intellectual property” under 11 U.S.C. Section 101, as amended from time to time.

“Inventory” means any “inventory,” as that term is defined in Section 9-102(a)(48) of the Code, wherever located, now owned or hereafter acquired by Supplier or in which Supplier now has or hereafter may acquire any right, title or interest including, without limitation, all goods and other personal property now or hereafter owned by Supplier which are leased or held for sale or lease or are furnished or are to be furnished under a contract of service or which constitute raw materials, work in process or materials used or consumed or to be used or consumed in Supplier’s manufacture of Component Parts, or in the processing, packaging or shipping of the same, and all finished goods.

“Obligations” means solely the obligation to provide Customer and/or its Designee(s) the “Right of Access” (as defined below).

“Operating Assets” means those assets located at or about the Facilities which are used in the manufacture, production, or assembly, of Component Parts, together with all other assets of Supplier, wherever located, which are necessary or helpful for production of Component Parts, including Equipment, Contract Rights, and General Intangibles (other than deposit accounts, claims against insurance companies, chooses in action, proceeds of any indemnity, any guaranties, insurance refunds, tax refund claims, cash and cash equivalents), but specifically excluding any Accounts, Instruments, Inventory, Chattel Paper, the Proceeds thereof, or the Proceeds of General Intangibles.

“Proceeds” has the meaning provided it under the Code and, in any event, shall include, but not be limited to: (i) any and all proceeds of any insurance, indemnity, warranty, or guaranty payable to Supplier from time to time with respect to any of the Operating Assets or Real Estate (defined in paragraph 2 below); (ii) any and all payments (in any form whatsoever) made or due and payable to Supplier from time to time in connection with any requisition, confiscation, condemnation, seizure, or forfeiture of all or any part of the Operating Assets or Real Estate by any governmental body, authority, bureau, or agency (or any Person acting under color of governmental authority); and (iii) any and all other amounts from time to time paid or payable under or in connection with any of the Operating Assets or Real Estate.

“Promissory Note” shall mean the promissory note executed and delivered by Supplier to Customer as of the Effective Date pursuant to the terms of the Accommodation Agreement.

“Restricted Louisville Operating Assets” means those Operating Assets located at Supplier’s Louisville, Kentucky facility (the “Louisville Facility”) listed on Exhibit A-1 together with the additional assets described in the next sentence (the “Additional Assets”). In the event that Customer exercises its right of access at the Louisville Facility, Customer, Lender and Supplier shall, within three business days of Customer’s exercise of such access rights, cooperate in good faith, to complete a list of the Additional Assets with the intent that such list contain only those Additional Assets at the Louisville Facility which are reasonably necessary for the production of Component Parts at such facility and shall not have an aggregate orderly liquidation value of more than $200,000 but in no event shall any one piece of equipment exceed $50,000.

“Unrestricted Louisville Operating Assets” means all other assets of the Supplier located at the “Louisville Facility” other than the Restricted Louisville Operating Assets.

2.     Right of Access.

(a)     General. Supplier hereby grants Customer, its affiliates and/or its Designees the temporary and limited right, but not the obligation, to occupy one or more portions of the Facilities and use some or all of the Toluca Assets or the Restricted Louisville Operating Assets, solely to the extent necessary to manufacture Component Parts (“Right of Access”) for a period of up to 180 days for the Louisville Facility (the “Louisville Occupancy Period”) and for a period of up to 180 days at Supplier’s Toluca, Mexico facility (the “Toluca Occupancy Period” and, together with the Louisville Occupancy Period, the “Occupancy Periods”) commencing upon the date Customer provides the Access Notice referenced below after the occurrence of an Event of Default. Notwithstanding the above, if the Event of Default was solely an operational (non-financial) Default under Subsection (a) of the defined term “Events of Default”, Customer shall only be entitled to access the Facility where such operational default has occurred. Customer may exercise the Right of Access at a Facility by delivering written notice accompanied by telephonic notice to any officer of Sypris Solutions at least twenty-four (24) hours in advance after the applicable cure period to Supplier and Lender indicating its intention to exercise the Right of Access and identifying the applicable Facility(ies) (the “Access Notice”). Customer’s right of access at any accessed Facility shall terminate upon the occurrence of any of the following:

(i)

provided no material production default has occurred, at such time that (1) the Revolving Agreement and the Promissory Note have been fully paid; (2) any past due amounts owed by Supplier to Meritor have been fully paid; (3) any incremental funding by and direct expenses incurred by Customer during any Occupancy Period(s) (in excess of Supply Agreement prices) have been fully paid; (4) Supplier shall have established (as of the date that each of the conditions in Section 2(a)(i)(1)-(3) have been fulfilled) a minimum undrawn availability of $7.5 million; and (5) Supplier is not in material default of any other loan or to supply-related creditors (excluding good faith disputes);

(ii)

if there has been a material production interruption of Component Parts of less than ten calendar days, in addition to the requirements in above (2)(a)(i)(1-5) having been satisfied, at such time that: (1) production pursuant to the Supply Agreements has been restored and remained satisfactory for 90 days after such production interruption; (2) key operational root causes of the production interruption have been addressed to Customer’s reasonable satisfaction; (3) any employee attrition has been resolved by hiring and retaining sufficient personnel for 90 days following such production interruption; and (4) Supplier shall have maintained a minimum undrawn availability of $5.0 million for 90 days following payment in full of the Revolving Agreement.

(iii)

if there has been a material production interruption of Component Parts more than ten calendar days, in addition to the requirements in above Sections 2(a)(i)(1)-(5) and 2(a)(ii)(2)-(4) having been satisfied, at such time that production pursuant to the Supply Agreements has been restored and remains satisfactory for six months after such production interruption;

(iv)	June 30, 2016, unless otherwise extended by written agreement of all parties to this Agreement; or

(v)	Customer has elected to terminate access as provided in the Accommodation Agreement.

(b)     Customer’s Obligations. If Customer exercises the Right of Access, Customer, its affiliates, and/or its Designee(s) shall:

(i)

use reasonable care in the custody and preservation of the Supplier’s assets and indemnify, defend and hold Lender and Supplier harmless from any costs, expenses, losses, damages, and liability relating to damage to property or any party (including the Operating Assets and the Real Estate) or injury to any party imposed or asserted against Lender or Supplier, caused directly or indirectly by Customer’s, its affiliates’ use of the Operating Assets and the Real Estate or the exercise of Customer’s rights under this Agreement;

(ii)

maintain the Operating Assets and the Real Estate in the same condition as existed on the date Customer exercised the Right of Access, ordinary wear and tear excepted, and within five (5) business days after the Right of Access is exercised, provide insurance on the Operating Assets and the Real Estate, comparable to the current insurance on all such assets naming the Supplier and Lender as the loss payees (in the case of Lender, lender loss payee) or additional insureds;

(iii)

in addition to the Supply Agreement price for Component Parts produced during the Occupancy Period(s), pay (to the extent they exceed such price) the actual incremental costs and expenses incurred in connection with the manufacturing of the Component Parts during the Occupancy Period(s), including, without limitation, inventory, gross wages (including overtime, and benefits), utilities, other overhead expenses, prorated property taxes and assessments attributable to the Operating Assets and the Real Estate, and any payments due on account of any of the Operating Assets and Real Estate which are leased from unrelated third parties provided, however, that Customer or its affected affiliate shall only be responsible for its proportionate share (calculated by sales) of the operating expenses of an accessed facility, with the balance of such expenses to be borne by other customers who receive productions at such accessed facility (it being acknowledged that Lender shall have no obligation to contribute any funds to maintaining the operation of the Operating Assets or the Real Property);

(iv)

subject to Customer’s or its affiliates’ right to use the Louisville Restricted Operating Assets, the Toluca Operating Assets and to occupy the Real Estate during the Occupancy Period(s), afford Supplier’s and Lender’s respective representatives reasonable access to inspect any assets including the Operating Assets and the Real Estate, to market, sell, or otherwise realize upon the assets including the Operating Assets and the Real Estate, to prepare for a liquidation, financing or sale as a going concern of the Operating Assets and the Real Estate at the end of the Occupancy Period(s), and to sell any Unrestricted Louisville Operating Assets at any time and shall not interfere with the Supplier’s or Lender’s efforts to sell any such assets. Notwithstanding anything herein to the contrary, Lender and Supplier agree not to sell the Restricted Louisville Operating Assets or the Louisville Real Estate, nor the Toluca Operating Assets or the Toluca Real Estate prior to the expiration of the Louisville Occupancy Period unless such sale is made expressly subject to the rights of Customer hereunder.

(v)	Customer and its affiliates shall purchase for cash and free of offset the usable and merchantable “Inventory” related to its production at any facility where the access rights have been exercised;

(vi)

in addition to purchasing Inventory in accordance with subparagraph (b)(v) above, purchase usable and merchantable work in process inventory at any such facility at 100% of pro-rated Supply Agreement price for the Component Parts in question based on percentage of completion;

(vii)

on the first day of the Louisville Occupancy Period, and on the first date of each month thereafter, pay to Lender the “Access Fee” for the Louisville Facility identified on Exhibit A, for the month in which Customer exercises its Right of Access; provided that Lender, Supplier and Customer shall in good faith structure the obligations of such fee in a manner that Customer shall be entitled to a refund or credit of such fee from Supplier to the extent that all obligations owing to Lender have been indefeasibly repaid in full in cash without the benefit of any such Access Fee (which may include the funds in an escrow account and not applied to the obligations at Lender’s option);

(viii)

not permit the creation of or allow to remain undischarged any lien, encumbrance, or charge arising out of Customer’s access to, use of or any work performed in, any Facility which might be or become a lien, encumbrance or charge on such Facility; all such liens, encumbrances and/or charges shall be removed by payment, deposit or bond within thirty days of the filing thereof;

(ix)

not interfere with Supplier’s fulfillment of its obligations and agreements to its other customers who pay their proportionate shares (calculated by sales) of the operating expenses of the accessed facility, including reasonably cooperating with Supplier in the use of shared equipment or operating lines;

(x)

not make any employee termination decisions without the written authorization of Supplier, will consult with Supplier regarding any employee termination decision made by Supplier, and will provide to Supplier adequate notice of any decision to terminate access at any facility in order to minimize any potential WARN Act liability or other applicable statutory severance liability or similar liability; and

(xi)

observe in all respects all applicable laws, rules, regulations and ordinances relating to the use and occupancy of the Operating Assets and Real Estate and to the manufacturing, processing and shipping of the Component Parts including without limitation all relevant employment laws and other laws and policies relating to employees during the Access Period.

(c)     Supplier’s Obligations If Customer exercises the Right of Access to one or more of Supplier’s facilities, Supplier shall comply with the following:

(i)

At Customer’s election and in its reasonable discretion, Supplier will use commercially reasonable efforts to continue to employ those of its employees whom Customer determines are necessary to maintain production of the Component Parts (the “Employees”) and, in turn, lease and/or share the Employees as needed to satisfy Customer, and all other customer obligations to Customer, its affiliates, and/or its Designee(s) and Customer or the affected affiliate shall reimburse Supplier for all costs and expenses relating to Supplier’s employment of the Employees incurred during the Occupancy Period(s). Without limiting the generality of the foregoing, Customer, its affiliates, and/or its Designee(s) shall reimburse Supplier all amounts incurred by Supplier to meet its regular payroll obligations, including salaries, wages (including overtime occasioned by Customer or the affected affiliate), payroll taxes, workers’ compensation, unemployment insurance, disability insurance, welfare, pension, and other payments and contributions required to be made by Supplier with respect to the Employees, which are incurred during the Occupancy Period(s), but in no event will Customer or the affected affiliate be liable for (A) any costs for unfunded actuarial liability, past service unfunded actuarial liability, or solvency or deficiency liability relating to any pension plan, severance plan or other obligations relating to benefits accrued or service provided prior to the time Customer exercised its Right of Access or after the termination of the Occupancy Period(s), (B) any unpaid minimum contribution obligations to the pension plan(s), regardless of when they are due, relating to benefits accrued prior to the time Customer exercised its Right of Access or after termination of the Occupancy Period(s), (C) unpaid premium payments to the PBGC with respect to any pension plan which accrued prior to the time Customer exercised its Right of Access or after the termination of the Occupancy Period(s), or (D) any excise tax, interest, make whole payments, or agency hearing or litigation costs on account of any prohibited transactions or other fiduciary breaches occurring prior to the time Customer exercised the Right of Access or after the termination of the Occupancy Period(s), alleged or confirmed with respect to Supplier’s employee benefit plans. Notwithstanding the foregoing, under no circumstances will Customer or any affected affiliate be responsible for reimbursing Supplier for costs and expenses relating to Supplier’s employment of the Employees to the extent the Employees are only performing services unrelated to the production of the Component Parts or performance of Supplier’s obligations under the access provisions of this Agreement;

(ii)

During the Occupancy Period(s), Supplier will have sole responsibility for maintaining and administering all employee benefit plans, and will assume and carry out all fiduciary obligations with respect to such plans. Customer’s or any affected affiliate’s sole responsibility with respect to Supplier’s employee benefit plans during the Occupancy Period(s) will be to pay the Supplier all amounts needed to pay premiums or otherwise fund the plans in accordance with the plan documents and applicable law, and to pay the reasonable costs of administering the plans in the ordinary course during the Occupancy Period(s) (but specifically excluding any items listed in Paragraph 2(c)(i)(A)-(D) above). Other than the obligation to pay Supplier the funds necessary to maintain and administer the employee benefit plans during the Occupancy Period(s), pursuant to this section and Paragraph 2(c)(i) above, neither Customer nor any affected affiliate shall have any other responsibilities or obligations with respect to the employee benefit plans, and does not have any role in overseeing, maintaining or administering them during the Occupancy Period(s);

(iii)

During the Occupancy Period(s), Supplier shall not increase compensation or benefits of the Employees without the consent of Customer except as may be required by applicable law or preexisting contract;

(iv)

Supplier shall indemnify, defend and hold Customer and its affiliates and its respective employees and agents harmless from any and all costs, expenses (including reasonable attorneys’ fees), losses, damages, liabilities or injury arising from claims or liabilities arising or accruing before the date of Customer’s exercise of the Right of Access, regardless of when such claims are asserted; and

(v)

During the Occupancy Period(s), Supplier agrees that Customer and its affiliates and respective agents and representatives shall have access to Supplier’s books and records for the purposes of confirming and calculating the amounts due, if any, from Customer or any affected affiliate under this Agreement.

(d)     Right to Terminate. Customer shall have the absolute right to terminate its Right of Access at a particular facility upon ten (10) days prior written notice to Supplier and Lender.  Upon expiration of the notice period, the Occupancy Period(s) will terminate, and upon any such (or any other) termination of any Occupancy Period(s), Customer or any affected affiliate will ensure that the Operating Assets and the Real Estate at such Facility are left in a safe and secure state and in substantially the same condition as they were at the beginning of the Occupancy Period(s), normal wear and tear excepted.  Except for Customer’s or any affected affiliate’s obligation under this subparagraph and subparagraph b(i) and payment of any amounts payable under subparagraphs b(i) through (vii) above not paid as of the termination of the Occupancy Period(s), Customer’s right to terminate and its cessation of use and occupancy of the Operating Assets and the Real Estate, shall cause no further obligations or liabilities to Supplier or Lender on account of the Right of Access.

(e)     SPECIFIC PERFORMANCE.

IN CONNECTION WITH ANY ACTION OR PROCEEDING TO ENFORCE THE RIGHT OF ACCESS, SUPPLIER ACKNOWLEDGES THAT CUSTOMER AND ANY AFFECTED AFFILIATE WILL NOT HAVE AN ADEQUATE REMEDY AT LAW, AND THAT CUSTOMER AND ANY AFFECTED AFFILIATE SHALL BE ENTITLED TO SPECIFIC PERFORMANCE OF SUPPLIER'S OBLIGATIONS TO AFFORD CUSTOMER AND ANY AFFECTED AFFILIATE THE RIGHT OF ACCESS UNDER THIS AGREEMENT. SUPPLIER FURTHER AGREES THAT CUSTOMER AND ANY AFFECTED AFFILIATE MAY SEEK EXPEDITED RELIEF FROM A COURT OF PROPER JURISDICTION AND THAT TWENTY-FOUR (24) HOURS NOTICE OF SUCH REQUESTED EXPEDITED RELIEF, ACCOMPANIED BY TELEPHONIC NOTICE TO ANY OFFICER OF SYPRIS SOLUTIONS, SHALL BE ADEQUATE NOTICE THEREOF.

(f)     IRREPARABLE HARM; LIMITATION OF NOTICE. SUPPLIER ACKNOWLEDGES THAT CUSTOMER AND ANY AFFECTED AFFILIATE WILL SUFFER IRREPARABLE HARM IF CUSTOMER EXERCISES THE RIGHT OF ACCESS AND SUPPLIER FAILS TO COOPERATE WITH CUSTOMER AND ANY AFFECTED AFFILIATE IN ALLOWING CUSTOMER AND ANY AFFECTED AFFILIATE TO EXERCISE THE RIGHT OF ACCESS UNDER THIS AGREEMENT. ACCORDINGLY, PROVIDED THAT SUPPLIER AND LENDER RECEIVE AT LEAST FORTY-EIGHT (48) HOURS ACTUAL NOTICE OF ANY REQUEST FOR HEARINGS IN CONNECTION WITH PROCEEDINGS INSTITUTED BY CUSTOMER OR ANY AFFECTED AFFILIATE, ACCOMPANIED BY TELEPHONIC NOTICE TO ANY OFFICER OF SYPRIS SOLUTIONS, SUPPLIER WAIVES, TO THE FULLEST EXTENT POSSIBLE UNDER APPLICABLE LAW, THE RIGHT TO NOTICE IN EXCESS OF THIRTY-SIX (36) HOURS IN CONNECTION WITH ANY JUDICIAL PROCEEDINGS INSTITUTED BY CUSTOMER OR ANY AFFECTED AFFILIATE TO ENFORCE THE RIGHT OF ACCESS.

3.     License. If necessary, in Customer’s sole discretion, and for purposes of exercising the Right of Access only, Supplier hereby grants Customer a non-exclusive, worldwide, irrevocable, fully paid right and license to use or have used the Intellectual Property necessary for the manufacture or production of Component Parts for Customer’s, Sisamex’s and Customer’s Brazilian affiliates’ use (the “License”). Customer’s right to the License is limited as set forth below and shall include the right to grant one or more third parties sublicenses for the manufacture of Component Parts; provided, however, that any sublicensee must be consented to by Supplier which consent may not be unreasonably withheld and must satisfy the terms of this Agreement; and sublicensing will have no effect on Customer’s or any affected affiliate’s obligations under this Agreement. This Paragraph is not intended to modify any rights granted Customer in the Supply Agreements or Accommodation Agreement but is intended to expand those rights.

(a)     Right to Use License. Although the License is being granted to Customer as of the date set forth above, Customer agrees that neither it nor its sublicensees will utilize nor have the right to utilize the License unless Customer exercises the Right of Access and then it will only use the License during the Occupancy Period(s) and any additional term thereafter which is commercially required to obtain the production of the products during the remaining original term. For the sake of clarity, such additional term may if commercially required extend beyond the remaining original term (not to exceed a total of one year from the date of Access).

(b)     No Royalty. For all purposes, Supplier will be deemed to have been fully paid for the License and other rights granted to Customer under this Agreement (except as otherwise provided in this Agreement) and no royalties, fees, payments, charges, or other consideration shall be due from Customer or any sublicensee on account of the License or this Agreement or Customer’s (or sublicensee’s) use of the License or other rights granted pursuant to this Agreement (except as otherwise provided in this Agreement) or the Accommodation Agreement.

(c)     Protection of Ownership. Customer shall treat and preserve the Intellectual Property in accordance with the same practices employed by Customer to safeguard its own intellectual property against unauthorized use and disclosure and will only use such information, data and trade secrets during the Occupancy Period(s) in connection with producing Component Parts. The foregoing obligations of Customer shall not be applicable to information which is now or becomes hereafter available to the public through no action, conduct, omission, or fault of Customer. The provisions of this paragraph shall survive termination of this Agreement.

4.     Protection of Production. Subject to its obligations under the Accommodation Agreement, Customer, Sisamex and Customer’s Brazilian affiliates shall have the right to, without any limitation, among other things, enter into discussions, negotiations, and agreements regarding the production of its Component Parts with any current or former sub-suppliers, agents, consultants, directors, employees, or officers of Supplier.

5.     Rights of Customer; Limitations on Customer’s Obligations. Unless Customer exercises its Right of Access, neither Customer nor any affected affiliate shall have any obligation or liability by reason of or arising out of this Agreement nor be required or obligated in any manner to perform or fulfill any of the obligations of Supplier under this Agreement. Neither Customer nor any affected affiliate shall have any responsibility to pay operating expenses in a percentage or share, greater than Customer’s or any affected affiliate’s percentage of Supplier’s sales of the accessed facility during the Occupancy Period(s).

6.     Remedies. Upon an Event of Default and the expiration of any applicable cure periods, Customer shall have all rights and remedies provided in this Agreement and in any other agreements with Supplier. Customer shall have no right to attach, foreclose, sell, or otherwise dispose of all or any portion of the Operating Assets or the Real Property.

7.     Injunctive Relief. Given that Customer and any affected affiliate will incur significant damages if Supplier fails to timely satisfy its obligations to Customer or any affected affiliate and Customer’s or such affected affiliate’s operations or production will be negatively impacted, and because Customer or any affected affiliate does not have an adequate remedy at law and would be irreparably harmed by such events, Supplier agrees that Customer and any affected affiliate shall be entitled to injunctive relief (both prohibitive and mandatory) upon an uncured Event of Default by Supplier under this Agreement.

8.     Representations and Warranties. Supplier represents and warrants to Customer that:

(a)     Title; No Other Security Interests. Except for the liens and security interests granted to Lender and the liens and security interests granted any other secured party of record or as previously disclosed to Customer, Supplier owns the Operating Assets and Real Estate free and clear of any and all security interests or claims of others.

(b)     Trade Names. Any and all trade names under which Supplier transacts any part of its business, and all former names of Supplier, are those which have been previously disclosed to Customer in writing.

(c)     Accuracy of Information. All information, certificates, or statements given to Customer under this Agreement are true and complete in all material respects, when given.

(d)     Authority. It has full power and authority to enter into this Agreement and perform all of its obligations hereunder.

9.     Covenants. Supplier covenants and agrees with Customer that from and after the date of this Agreement until the Obligations are fully satisfied:

(a)     Further Documentation. At any time and from time to time, upon the written request of Customer, Supplier will promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Customer may reasonably request for the purpose of obtaining the full benefits of this Agreement and of the rights and powers herein granted.

(b)     Sales or Dispositions of Assets; Certain Uses Prohibited. During the term of this Agreement, without the written consent of Customer, which consent shall be exercised in good faith and shall not be unreasonably withheld, and subject to the limitations set forth in the Revolving Agreement, Supplier will not: (i) sell or otherwise dispose of any of the Operating Assets or the Real Estate; (ii) encumber the Operating Assets or the Real Estate; or (iii) use, or contract for the use of, any of the Operating Assets or the Real Estate that manufactures Component Parts in any way which would materially adversely affect Customer’s or any affected affiliate’s Right of Access or Customer’s or any affected affiliate’s other rights and remedies under this Agreement. Supplier acknowledges and agrees that it will be reasonable for Customer to withhold consent if the proposed sale or encumbrance would materially impair Customer’s or any affected affiliate’s rights under this Agreement or the Supply Agreements.

(c)     Limitations on Modifications of Agreements, etc. Supplier will not: (i) amend, modify, terminate, or waive any provision of any Contract which might materially adversely affect Customer’s or any affected affiliate’s Right of Access; or (ii) fail to exercise promptly and diligently each and every right which it may have under each Contract in any manner which could materially adversely affect Customer’s or any affected affiliate’s Right of Access or Customer’s or any affected affiliate’s other rights or remedies under this Agreement.

(d)     Maintenance of Insurance. Subject to the provisions herein, Supplier must, at its expense, keep and maintain the Operating Assets and the Real Estate insured against all risk of loss or damage from fire, theft, malicious mischief, explosion, sprinklers, and all other hazards or risks of physical damage included within the meaning of the term “extended coverage” in amounts as are ordinarily insured against by other similar businesses and shall name, in addition to Lender, Customer or any affected affiliate as loss payees and additional insured(s) thereon.

(e)     Right of Inspection; Cooperation. In addition to any rights Customer or any affected affiliate may have under its Supply Agreements and the Accommodation Agreement, Customer, any affected affiliate and their representatives shall, upon reasonable request and at reasonable times, have the right to enter into and upon any premises where any of the Operating Assets, are located for the purpose of inspecting the same, observing their use or otherwise protecting Customer’s or any affected affiliate’s interests therein. In addition, upon reasonable request, Customer shall be entitled to review and Supplier shall provide or provide access to, current financial information and forecasts related to Supplier’s financial condition. Customer shall maintain the strict confidentiality of information obtained by Customer, except as required by regulation, law or court order.

(f)     Notice of Default. Supplier will provide prompt written notice to Customer and any affected affiliate, by way of electronic delivery or overnight express mail service, of their or their attorneys’ or agents’ receipt of any notice of default under Supplier’s agreements with Lender or any other secured creditors including, but not limited to, taxing authorities. Supplier hereby grants to Customer or any affected affiliate the option, but not the obligation, to exercise whatever rights to cure defaults that Supplier has under such agreements or by law.

10.     Secured Party and Lessor Acknowledgments.

(a)     Supplier will obtain Lender’s acknowledgment to the rights and interests granted to Customer under this Agreement by providing Customer a copy of the acknowledgment in the form attached as Exhibit B executed by duly authorized representatives of Lender. Supplier will provide an acknowledgment in the form attached as Exhibit B-1 from Gill and a substantially similar acknowledgment and consent from any replacement lender.

(b)     If, subsequent to the execution of this Agreement, but during the Term of the Accommodation Agreement, or if exercised, during the Term of this Access Agreement, Supplier intends to grant additional or further security interests, liens, or mortgages in the Operating Assets or the Real Estate to any party other than Customer or Lender, five (5) business days prior to granting such liens, security interests, mortgages, or leaseholds, Supplier must deliver to Customer an acknowledgment from such secured creditors, mortgagees, and/or lessees in a form substantially similar to the Lender Acknowledgment described above.

(c)     Supplier will provide to Customer as promptly as practicable acknowledgments of any lessor(s) of the Real Estate and Operating Assets (to the extent leased) to Customer’s and any affected affiliate’s rights hereunder, in the form attached as Exhibit C.

11.     Term. The rights granted to Customer and its affiliates under this Agreement shall continue until the expiration of the Term (as defined in the Accommodation Agreement), unless Customer or any affected affiliate has exercised the Right of Access in which case this Agreement shall expire upon termination of the Occupancy Period(s).

12.     Confidential Information and Data. Except as may be required by regulations, law or court orders, without limiting Customer’s or any affected affiliate’s rights under this Agreement, to the extent the Operating Assets include, or Customer or any affected affiliate or any of its Designee(s) otherwise come into possession of or become aware of, Supplier’s trade secrets, proprietary or confidential information during Customer’s or any affected affiliate’s exercise of the Right of Access, Customer shall ensure that Customer, any affected affiliate and its Designee(s) (a) keep the confidential information, and trade secrets confidential for so long as they remain confidential or secret except by breach of Customer’s, its affiliates or Designee(s) obligations herein; and (b) only use the confidential information, and trade secrets during the Occupancy Period(s) in connection with and necessary for producing the Component Parts. The provisions of this paragraph shall survive for a period of five years after the expiration or any termination of this Agreement.

13.     Severability. Should any provision of this Agreement be held invalid, prohibited, or unenforceable in any one jurisdiction it will, as to that jurisdiction only, be ineffective to the extent of such holding without invalidating the remaining provisions of this Agreement, and any such holding does not invalidate or render unenforceable that provision in any other jurisdiction wherein it would be valid and enforceable.

14.     Authorization. The individuals executing this Agreement as representatives warrant that they have the power and authority to execute this Agreement on behalf of the legal entity that they represent and that their signatures bind said entities to the terms of this Agreement.

15.     Section/Paragraph Headings. The section/paragraph headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation of this Agreement. All references to paragraphs, sections, Schedules, and Exhibits are to paragraphs, sections, Schedules, and Exhibits in or to this Agreement unless otherwise specified.

16.     No Waiver; Cumulative Remedies. Customer, any affected employee, Suppliers and/or Lender shall not by any act, delay, indulgence, omission, or otherwise be deemed to have waived any right or remedy under this Agreement or of any breach of the terms and conditions of this Agreement. A waiver by Customer or any affected affiliate, Supplier, and/or Lender of any right or remedy under this Agreement on any one occasion shall not be construed as a bar to any right or remedy which Customer, any affected affiliate, Supplier, and/or Lender would otherwise have had on a subsequent occasion. No failure to exercise nor any delay in exercising on the part of Customer or any affected affiliate any right, power, or privilege under this Agreement, shall operate as a waiver, nor shall any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or future exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies under this Agreement are cumulative, may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by any other agreements or applicable law.

17.     Waivers and Amendments; Successors and Assigns. No term or provision of this Agreement may be waived, altered, modified, or amended except by a written instrument, duly executed by Supplier and Customer, and acknowledged by Lender. This Agreement and all of Supplier’s obligations are binding upon the successors and assigns of Supplier, and together with the rights and remedies of Customer under this Agreement, inure to the benefit of Customer and their respective successors and assigns. Supplier may not assign or transfer any right or obligation under this Agreement without the prior written consent of Customer and Lender.

18.     Governing Law and Forum. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Michigan. The parties agree that the federal and state courts sitting in Wayne and Oakland Counties, Michigan, have personal jurisdiction over the parties and that proper jurisdiction and venue for any dispute arising from or under this Agreement may be in the federal or state courts sitting in, respectively, Wayne or Oakland Counties, Michigan.

19.     Notices. All notices, requests and other communications that are required or may be given under this Agreement must be in writing and shall be deemed to have been given on the date of delivery, if delivered by hand, telecopy or courier, or three (3) days after mailing, if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as identified in the Accommodation Agreement (which addresses may be changed, from time to time, by notice given in the manner provided in the Accommodation Agreement.

20.     No Intended Third Party Beneficiary. The parties hereto acknowledge and agree that, other than Lender, and any affected affiliate of Customer, the rights and interests of the parties under this Agreement are intended to benefit solely the parties to this Agreement. Lender is an intended beneficiary of this Agreement and may enforce the terms of this Agreement against the parties hereto.

21.     Counterparts. This Agreement may be executed in any number of counterparts and by each party hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Facsimile or emailed (pdf) signatures shall constitute original signatures for all purposes under this Agreement.

22.     Entire Agreement; Conflicts. This Agreement, the Accommodation Agreement, the Supply Agreements, and any schedules or exhibits referenced herein or other documents executed in connection with this Agreement, constitute the entire understanding of the parties in connection with the subject matter of this Agreement. This Agreement constitutes a merger of all proposals, negotiations, representations, understandings, and agreements, whether oral or written, with regard to the subject matter and provisions of this Agreement. Except as specifically provided herein, this Agreement is not intended to supplant or modify the terms of the Supply Agreements, which will otherwise remain in full force and effect. In the event and to the extent of a conflict between the terms of the Supply Agreements and this Agreement, the terms of this Agreement will control.

23.     CONSULTATION WITH COUNSEL. THE PARTIES ACKNOWLEDGE THAT THEY HAVE BEEN GIVEN THE OPPORTUNITY TO CONSULT WITH COUNSEL BEFORE EXECUTING THIS AGREEMENT AND ARE EXECUTING SUCH AGREEMENT WITHOUT DURESS OR COERCION AND WITHOUT RELIANCE ON ANY REPRESENTATIONS, WARRANTIES OR COMMITMENTS OTHER THAN THOSE REPRESENTATIONS, WARRANTIES AND COMMITMENTS SET FORTH IN THIS AGREEMENT.

24.     WAIVER OF JURY TRIAL. THE PARTIES HERETO ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT THAT THIS RIGHT MAY BE WAIVED. THE PARTIES EACH HEREBY KNOWINGLY, VOLUNTARILY AND WITHOUT COERCION, WAIVE ALL RIGHTS TO A TRIAL BY JURY OF ALL DISPUTES ARISING OUT OF OR IN RELATION TO THIS AGREEMENT OR ANY OTHER AGREEMENTS BETWEEN THE PARTIES EXECUTED IN CONNECTION WITH THIS AGREEMENT. NO PARTY SHALL BE DEEMED TO HAVE RELINQUISHED THE BENEFIT OF THIS WAIVER OF JURY TRIAL UNLESS SUCH RELINQUISHMENT IS IN A WRITTEN INSTRUMENT SIGNED BY THE PARTY TO WHICH SUCH RELINQUISHMENT WILL BE CHARGED.

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SYPRIS SOLUTIONS, INC.

By:	/s/ John R. McGeeney
Its: Vice President, General Counsel and Secretary

SYPRIS TECHNOLOGIES, INC.

By:	/s/ John R. McGeeney
Its: /s/ General Counsel

SYPRIS TECHNOLOGIES KENTON, INC.

By:	/s/ John R. McGeeney
Its:/s/ General Counsel

MERITOR HEAVY VEHICLE SYSTEMS, LLC

By:	/s/ Robert H. Speed
Its: Authorized Signer